Exhibit 99.1

Third Quarter 2017

Supplemental Information

TABLE OF CONTENTS

Company Information	3
Forward-Looking Statements	5
Earnings Release Text	6
Financial Highlights	11
Balance Sheets
Consolidated by quarter	12
Statements of Operations, FFO & CORE FFO
Consolidated	13
Consolidated – Trailing 5 Quarters	14
Fee and Other Income	15
Adjusted EBITDA and Coverage Ratios	16
Portfolio Data:
Loan Portfolio Data	17
Real Estate Portfolio Data	18
Real Estate Properties, Changes in the portfolio	19
Indebtedness Overview	20
Definitions	21

RAIT Financial Trust

September 30, 2017

Company Information:

RAIT Financial Trust is an internally-managed real estate investment trust focused on providing debt financing options to owners of commercial real estate throughout the United States.

Corporate Headquarters	Two Logan Square 100 N. 18th Street, 23rd Floor Philadelphia, Pa 19103 215.207.2100
Trading Symbol	NYSE: “RAS”
Investor Relations Contact	Andres Viroslav Two Logan Square 100 N. 18th Street, 23rd Floor Philadelphia, Pa 19103 215.207.2100

Common and Preferred Stock Information:

	For the Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Common:
Share Price, period end	$0.73	$2.19	$3.20	$3.36	$3.38
Share Price, high	$2.25	$3.18	$3.91	$3.45	$3.40
Share Price, low	$0.55	$1.90	$2.80	$2.41	$2.88
Dividends declared	$-	$0.05	$0.09	$0.09	$0.09
Dividend yield, period end	0.0%	9.1%	11.3%	10.7%	10.7%
Common shares outstanding	93,046,621	93,105,742	92,691,743	92,295,478	92,174,644
Weighted Average common shares, basic	91,559,636	91,453,415	91,300,812	91,203,955	91,201,784
Weighted Average common shares, diluted	91,559,636	91,453,415	91,300,812	91,971,817	91,201,784

Preferred:
Series A
Shares outstanding	5,344,353	5,344,353	5,344,353	5,344,353	5,344,353
Share price, period end	$14.30	$20.60	$21.47	$20.28	$20.34
Par, per share	$25.00	$25.00	$25.00	$25.00	$25.00
Par	$133,608,825	$133,608,825	$133,608,825	$133,608,825	$133,608,825
Dividend	$0.484375	$0.484375	$0.484375	$0.484375	$0.484375
Yield	13.5%	9.4%	9.0%	9.6%	9.5%
Series B
Shares outstanding	2,340,969	2,340,969	2,340,969	2,340,969	2,340,969
Share price, period end	$15.17	$22.90	$22.85	$21.26	$21.76
Par, per share	$25.00	$25.00	$25.00	$25.00	$25.00
Par	$58,524,225	$58,524,225	$58,524,225	$58,524,225	$58,524,225
Dividend	$0.5234375	$0.5234375	$0.5234375	$0.5234375	$0.5234375
Yield	13.8%	9.1%	9.2%	9.8%	9.6%
Series C
Shares outstanding	1,640,425	1,640,425	1,640,425	1,640,425	1,640,425
Share price, period end	$15.74	$23.98	$24.00	$22.56	$22.93
Par, per share	$25.00	$25.00	$25.00	$25.00	$25.00
Par	$41,010,625	$41,010,625	$41,010,625	$41,010,625	$41,010,625
Dividend	$0.5546875	$0.5546875	$0.5546875	$0.5546875	$0.5546875
Yield	14.1%	9.3%	9.2%	9.8%	9.7%
Series D (not publicly traded)
Shares outstanding	3,133,720	3,133,720	3,536,000	3,536,000	4,000,000
Par, per share	$25.00	$25.00	$25.00	$25.00	$25.00
Par	$78,343,000	$78,343,000	$88,400,000	$88,400,000	$100,000,000
Coupon	8.50%	8.50%	8.50%	8.50%	8.50%

Forward-Looking Statements

This supplement may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “plan”, “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “opportunities,” “transform,” “target”, “in the process” “transformation,” “focus,” “progress,” ‘on-track,” or other similar words or terms of a future or forward-looking nature.  RAIT’s forward-looking statements in this press release include, but are not limited to, statements regarding (i) RAIT’s review of its strategic and financial alternatives, (ii) RAIT’s initiatives to further simplify its business to focus on its commercial real estate lending business, reduce costs, reduce indebtedness and enhance value and returns for shareholders, (iii) RAIT’s actions taken or contemplated to enhance its long-term prospects and create value for its shareholders, (iv) RAIT’s suspension of the dividend on RAIT’s common shares and any potential future reinstatement thereof, (v) RAIT’s intention to cure the deficiency set forth in the Notice, (vi) any options RAIT may take in an effort to cure this deficiency and possible consequences to RAIT of the Notice, (vii) RAIT’s aggregating  loans for RAIT’s eighth floating-rate loan securitization, including the anticipated closing date of such transaction, and (viii) RAIT’s expectation that it will continue to make further progress executing on its strategic transformation throughout 2017.  Such forward-looking statements are based upon RAIT’s historical performance and its current plans, estimates, predictions and expectations and are not a representation that such plans, estimates, predictions or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements.  Risks, uncertainties and contingencies that may affect the results expressed or implied by RAIT’s forward-looking statements  include, but are not limited to: (i) the effect of the announcement of RAIT’s review of, or any implementation of, strategic and financial alternatives on RAIT’s business, including its financial and operating results and its employees, capital sources and customers, (ii) RAIT’s ability to implement any new strategic and financial alternatives or continue its previously announced transition to a more focused, cost-efficient and lower leverage business, (iii) RAIT’s ability to continue to sell properties and repay the related debt, (iv) final accounting determinations on gains or losses realized in the event properties or other assets are sold or liabilities repurchased for prices that differ from their carrying value or if property valuations are adjusted in the process of revaluating properties when they are characterized as held for disposition or sale, (v) whether and, if so, when, the Board would determine to resume declaring a dividend on RAIT’s common shares and whether the Board will continue to declare a dividend on RAIT’s preferred shares, (vi) whether RAIT will be able to regain compliance with NYSE listing requirements or maintain compliance with the other continued listing requirements set forth in the NYSE Listed Company Manual; (vii) whether RAIT will be able to continue to divest  RAIT’s legacy REO portfolio and existing property management operations and the majority of RAIT’s non-lending assets, including whether the closing conditions relating to properties RAIT has under contract to sell will be satisfied or whether RAIT and the applicable buyers will otherwise be able to complete such sales; (viii) whether anticipated cost savings from the internalization of Independence Realty Trust, Inc. will be achieved; (ix) whether the divestiture of RAIT’s commercial real estate portfolio and other non-lending assets will lead to lower asset management costs and lower expenses; (x) whether RAIT will continue to be able to further reduce compensation and G&A expenses and indebtedness; (xi) whether RAIT’s changes to its Board composition and leadership and to its executive management team will lead to enhanced value for shareholders; (xii) whether RAIT will be able to create sustainable earnings and grow book value; (xiii) whether RAIT will be able to successfully redeploy capital from non-lending related asset sales; (xiii) whether RAIT will be able to increase loan origination levels; (xiv) whether the disposition of non-core assets, reductions in debt levels and expected loan repayments will impact RAIT’s earnings and CAD; (xv) whether RAIT will be able to organically increase reliance on match-funded asset-level debt; (xvi) overall conditions in commercial real estate and the economy generally; (xvii) whether market conditions will enable us to continue to implement our capital recycling and debt reduction plan involving selling properties and repurchasing or paying down our debt; (xviii) whether we will be able to originate sufficient bridge loans; (xix) changes in the expected yield of our investments; (xx) changes in financial markets and interest rates, or to the business or financial condition of RAIT or its business; (xxi) whether RAIT will generate any CMBS gain on sale profits; (xxii) whether our management changes will be successfully implemented; (xxiii) whether RAIT will be able to aggregate sufficient loans or whether market conditions will permit RAIT to complete future securitizations of floating rate loans, including RAIT’s currently contemplated eighth floating-rate loan securitization; (xxiv) whether and when RAIT will be able to recognize a gain, which will offset the previously reported non-cash loss on deconsolidation of its industrial real estate portfolio; (xxv) whether RAIT will have any legal obligations on the non-recourse debt on its industrial real estate portfolio;; (xxvi) increases to RAIT’s leverage or decreases in total common equity resulting from such determinations or revaluation; (xxvii) the availability of financing and capital, including through the capital and securitization markets; (xxviii) whether the credit quality of RAIT’s post-financial crisis loans and financing structures will continue to perform as expected;  (xxix) whether RAIT will need to recognize further non-cash asset and/or goodwill impairment charges in future quarters and the effect of such charges, including with respect to RAIT’s compliance with the financial covenants set forth in its debt instruments; (xxx) whether RAIT will be able to recognize a gain upon the redemption of the Warrants and SARs and, if so, the amount thereof; (xxxi) whether any expressions of interest received by RAIT or discussions RAIT has engaged in relating to RAIT’s strategic and financial alternatives will result in any transaction or the timing or nature of any such transaction; and (xxxii) other factors described in RAIT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC. If RAIT’s common shares ultimately were to be suspended from trading on, and delisted from, the NYSE for any reason, it could have material adverse consequences on RAIT including, among others: triggering the right of holders of our secured notes and convertible notes to require us to repurchase their notes, satisfying one condition which, if all other relevant conditions were satisfied, would trigger an increased dividend rate on RAIT’s series C preferred shares, possibly triggering non-compliance with covenants applicable to RAIT’s series D preferred shares and would likely result in the delisting of our preferred shares and senior notes currently listed on the NYSE. Delisting of RAIT’s common shares could also negatively affect RAIT’s ability to implement any new strategic and financial alternatives or continue its previously announced transition to a more focused, cost-efficient and lower leverage business, lower demand and market price for RAIT’s common shares, reduce interest in RAIT from investors, analysts and other market participants and/or adversely affect RAIT’s ability to raise additional capital, complete future securitizations of floating rate loans and attract and retain employees by means of equity compensation.  RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

RAIT Financial Trust Announces Third Quarter 2017 Financial Results

RAIT continues making progress with its strategic transformation into a more focused, cost-efficient, pure play commercial real estate lender

PHILADELPHIA, PA — November 2, 2017 — RAIT Financial Trust (“RAIT”) (NYSE: RAS) — today announced its financial results for the third quarter of 2017. All per share results in this press release are reported on a diluted basis.

Q3 2017 Key Highlights

-

Net loss available to common shares of $(24.2) million, $(0.26) loss per share-diluted, and cash available for distribution (“CAD”) of $(1.3) million, or $(0.01) per common share, during the quarter ended September 30, 2017.

-	Senior loan originations of $100.6 million during the quarter ended September 30, 2017, which is an increase from $25.6 million in senior loan originations during the quarter ended September 30, 2016.

-	Senior loan originations of $375.3 million during the nine-month period ended September 30, 2017, surpassing total loan originations for all of 2016, which totaled $156.8 million.

-

RAIT sold three properties and divested seven properties totaling $63.3 million, in the aggregate, during the quarter ended September 30, 2017 and subsequently sold three additional properties totaling $65.3 million through November 1, 2017.  From January 1, 2017 through November 1, 2017, RAIT sold or divested $339.8 million of its properties and reduced $275.9 million of its related indebtedness.  Since the beginning of 2016, RAIT has sold or divested $677.7 million of its properties and reduced $571.8 million of its related indebtedness.

-

Total recourse debt, excluding RAIT’s secured warehouse facilities, declined by $10.2 million, or 3.2%, during the quarter ended September 30, 2017 and has declined $113.4 million, or 27.2%, since January 1, 2016. RAIT has no remaining recourse debt maturities in 2017, excluding RAIT’s secured warehouse facilities.

-

On September 7, 2017, the Board of Trustees of RAIT (the “Board”) formed a special committee to explore strategic and financial alternatives to enhance shareholder value and capitalize on RAIT’s real estate lending platform.

-	On November 1, 2017, the Board declared fourth quarter dividends on RAIT’s preferred shares and suspended dividends on RAIT’s common shares.

Scott Davidson, RAIT’s Chief Executive Officer said, “During the quarter, we continued to make meaningful progress on our strategic transformation and focusing RAIT on its lending activities.  Though our reported results continue to be impacted by the short-term effects from executing on our strategic plan, our lending business performed well, we continued making headway selling our property portfolio and we made further progress reducing our debt.  We remain focused on growing our lending activities over the long term and, in the near term, on aggregating loans for our eighth floating-rate CMBS transaction.”

Financial Results

-

GAAP loss per share of $(0.26) for the quarter ended September 30, 2017, compared to loss per share of $(0.00) for the quarter ended September 30, 2016.  The GAAP loss per share for the quarter ended September 30, 2017 includes a $(0.04) per share, non-cash loss on deconsolidation of seven properties which RAIT expects to be offset by a gain on deconsolidation in future periods.  RAIT incurred a provision for loan losses against certain legacy CRE loans of $5.5 million and non-cash asset impairment charges of $3.1 million for the quarter ended September 30, 2017.

-

GAAP loss per share of $(1.97) for the nine months ended September 30, 2017 compared to loss per share of $(0.28) for the nine months ended September 30, 2016. The increase in GAAP loss per share for the stated nine-month period was primarily caused by the previously announced non-cash asset impairment charges and provision for loan losses on certain legacy CRE loans.

-	CAD per share of $(0.01) for the quarter ended September 30, 2017, compared to $0.12 per share for the quarter ended September 30, 2016.

-	CAD per share of $0.00 for the nine months ended September 30, 2017, compared to $0.37 per share for the nine months ended September 30, 2016.

-

RAIT’s compensation and G&A expense declined by 16.8% for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016. RAIT’s compensation and G&A expense declined 14.9% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016.  The decline in compensation and G&A expense is primarily due to a decrease in the number of employees and a decrease across multiple types of general and administrative expenses as part of our strategic transformation and transition to a simpler and more cost-efficient business model.

-

RAIT’s total indebtedness, based on principal amount, declined by 10.0%, or $161.7 million, during the quarter ended September 30, 2017, and 40.6%, or $995.6 million, from January 1, 2016 to September 30, 2017.

-

RAIT reported a loss on deconsolidation of properties of $(20.0) million or $(0.22) per common share for the nine months ended September 30, 2017.  RAIT expects this loss on deconsolidation to be offset by a gain on deconsolidation in future periods.

-

RAIT expects to recognize a $5.5 million gain in its fourth quarter 2017 financial results related to the purchase by RAIT for $20.5 million of common share purchase warrants (the “Warrants”) and common share appreciation rights (the “SARs”) pursuant to the exercise by the holder of a put right with respect to the Warrants and SARs.  RAIT had classified both Warrants and SARs as liabilities and included their combined fair value in RAIT’s liabilities.  This gain would represent the excess of this fair value over the purchase price.

Commercial Real Estate (“CRE”) Lending Business

-

RAIT’s senior loan originations increased 294% to $100.6 million during the quarter ended September 30, 2017 from $25.6 million in senior loans originated during the quarter ended September 30, 2016.  RAIT is also in the process of aggregating loans for RAIT’s eighth floating-rate loan securitization.

-

RAIT increased total loan originations 321% to $375.3 million during the nine-month period ended September 30, 2017 from $89.2 million in loans originated during the nine-month period ended September 30, 2016, surpassing total loan originations for all of 2016, which totaled $156.8 million.

-	CRE loan repayments were $110.0 million and $384.6 million for the quarter and nine-month period ended September 30, 2017, respectively.

CRE Property Portfolio and Property Sales

-

The gross carrying amount of RAIT’s real estate portfolio, as of September 30, 2017, declined by $453.8 million since December 31, 2016 to a gross carrying amount of $399.7 million.  This decline is due to sales, divestitures, depreciation and property impairments on legacy properties.

-

Subsequent to September 30, 2017, RAIT sold three properties totaling $65.3 million, reducing the gross carrying amount of RAIT’s real estate portfolio to approximately $336 million at November 1, 2017.

-

As of September 30, 2017, RAIT had 24 properties with a gross carrying amount of $399.7 million.  Due to the subsequent property sales described above, at November 1, 2017, RAIT had 21 properties with a gross carrying amount of approximately $336 million consisting of 15 properties with a gross carrying amount of approximately $238 million in various stages of the selling process and six properties with a gross carrying amount of $97.7 million classified as held for investment.

Other Developments

Dividends

-

On November 1, 2017, the Board declared a fourth quarter 2017 cash dividend of $0.484375 per share on RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares, $0.5234375 per share on RAIT’s 8.375% Series B Cumulative Redeemable Preferred Shares and $0.5546875 per share on RAIT’s 8.875% Series C Cumulative Redeemable Preferred Shares. The dividends will be paid on January 2, 2017 to holders of record on December 1, 2017.

-

On November 1, 2017, the Board decided to suspend the dividend on RAIT’s common shares.  The Board expects to consider whether to reinstate a dividend on RAIT’s common shares after RAIT completes its previously announced strategic transformation and exploration of strategic and financial alternatives.

Strategic and Financial Alternatives

-

RAIT previously announced the formation of a committee of independent members of the Board (the “Special Committee”) to explore and evaluate strategic and financial alternatives to enhance shareholder value. The Special Committee continues to work diligently with Barclays and UBS Investment Bank on this process.  Expressions of interest have been received from, and discussions are advancing with, multiple parties with respect to a potential transaction involving RAIT. There can be no assurance that any transaction will result from this process or as to the timing or nature of such potential transaction.

NYSE Notice

-

As previously disclosed, effective September 21, 2017, RAIT received written notification (the “Notice”) from the New York Stock Exchange (the “NYSE”) that RAIT was not in compliance with the continued listing standard set forth under Rule 802.01C of the NYSE Listed Company Manual because the average closing price of RAIT’s common shares fell below $1.00 over a consecutive 30 trading-day period ending September 15, 2017.  Upon receipt of the Notice, RAIT became subject to the procedures set forth in Rule 802.01C of the NYSE Listed Company Manual, and in accordance with such procedures, RAIT acknowledged receipt of the Notice and notified the NYSE of its intention to seek to cure the deficiency set forth therein.  RAIT is considering various options it may take in an effort to cure this deficiency and regain compliance with Rule 802.01C of the NYSE Listed Company Manual.

Non-GAAP Financial Measures and Definitions

RAIT discloses the following non-GAAP financial measures in this release: funds from operations (“FFO”) and CAD.  A reconciliation of RAIT’s reported net income (loss) allocable to common shares to its FFO and CAD is included as Schedule IV to this release. See Schedule VI to this release for management’s respective definitions and rationales for the usefulness of each of these non-GAAP financial measures and other definitions used in this release.

Supplemental Information

RAIT produces supplemental information that includes details regarding the performance of the portfolio, financial information, FFO, CAD and other non-GAAP financial measures and other useful information for investors. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are also included in this supplemental information.  The supplemental information also contains deconsolidating financial information. The supplemental information is available via the Company's website, www.rait.com, through the "Investor Relations" section.

Conference Call to Discuss Results for RAIT’s Third Fiscal Quarter of 2017

RAIT will be conducting a conference call to discuss its financial results for its third fiscal quarter of 2017 at 9:00 AM ET on Thursday, November 2, 2017.  All interested parties can listen to the live conference call webcast from the home page of the RAIT Financial Trust website at www.rait.com or by dialing 1.844.775.2541, access code 95365064.  For those who are not available to listen to the live call, the replay will be available shortly following the live call on RAIT’s website and telephonically until Thursday, November 9, 2017, by dialing 855.859.2056, access code 95365064.

About RAIT Financial Trust

RAIT Financial Trust is an internally-managed real estate investment trust focused on providing debt financing options to owners of commercial real estate throughout the United States.  For more information, please visit www.rait.com or call Investor Relations at 215.207.2100.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “plan”, “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “opportunities,” “transform,” “target”, “in the process” “transformation,”

“focus,” “progress,” ‘on-track,” or other similar words or terms of a future or forward-looking nature.  RAIT’s forward-looking statements in this press release include, but are not limited to, statements regarding (i) RAIT’s review of its strategic and financial alternatives, (ii) RAIT’s initiatives to further simplify its business to focus on its commercial real estate lending business, reduce costs, reduce indebtedness and enhance value and returns for shareholders, (iii) RAIT’s actions taken or contemplated to enhance its long-term prospects and create value for its shareholders, (iv) RAIT’s suspension of the dividend on RAIT’s common shares and any potential future reinstatement thereof, (v) RAIT’s intention to cure the deficiency set forth in the Notice, (vi) any options RAIT may take in an effort to cure this deficiency and possible consequences to RAIT of the Notice, (vii) RAIT’s aggregating  loans for RAIT’s eighth floating-rate loan securitization, including the anticipated closing date of such transaction, and (viii) RAIT’s expectation that it will continue to make further progress executing on its strategic transformation throughout 2017.  Such forward-looking statements are based upon RAIT’s historical performance and its current plans, estimates, predictions and expectations and are not a representation that such plans, estimates, predictions or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements.  Risks, uncertainties and contingencies that may affect the results expressed or implied by RAIT’s forward-looking statements  include, but are not limited to: (i) the effect of the announcement of RAIT’s review of, or any implementation of, strategic and financial alternatives on RAIT’s business, including its financial and operating results and its employees, capital sources and customers, (ii) RAIT’s ability to implement any new strategic and financial alternatives or continue its previously announced transition to a more focused, cost-efficient and lower leverage business, (iii) RAIT’s ability to continue to sell properties and repay the related debt, (iv) final accounting determinations on gains or losses realized in the event properties or other assets are sold or liabilities repurchased for prices that differ from their carrying value or if property valuations are adjusted in the process of revaluating properties when they are characterized as held for disposition or sale, (v) whether and, if so, when, the Board would determine to resume declaring a dividend on RAIT’s common shares and whether the Board will continue to declare a dividend on RAIT’s preferred shares, (vi) whether RAIT will be able to regain compliance with NYSE listing requirements or maintain compliance with the other continued listing requirements set forth in the NYSE Listed Company Manual; (vii) whether RAIT will be able to continue to divest  RAIT’s legacy REO portfolio and existing property management operations and the majority of RAIT’s non-lending assets, including whether the closing conditions relating to properties RAIT has under contract to sell will be satisfied or whether RAIT and the applicable buyers will otherwise be able to complete such sales; (viii) whether anticipated cost savings from the internalization of Independence Realty Trust, Inc. will be achieved; (ix) whether the divestiture of RAIT’s commercial real estate portfolio and other non-lending assets will lead to lower asset management costs and lower expenses; (x) whether RAIT will continue to be able to further reduce compensation and G&A expenses and indebtedness; (xi) whether RAIT’s changes to its Board composition and leadership and to its executive management team will lead to enhanced value for shareholders; (xii) whether RAIT will be able to create sustainable earnings and grow book value; (xiii) whether RAIT will be able to successfully redeploy capital from non-lending related asset sales; (xiii) whether RAIT will be able to increase loan origination levels; (xiv) whether the disposition of non-core assets, reductions in debt levels and expected loan repayments will impact RAIT’s earnings and CAD; (xv) whether RAIT will be able to organically increase reliance on match-funded asset-level debt; (xvi) overall conditions in commercial real estate and the economy generally; (xvii) whether market conditions will enable us to continue to implement our capital recycling and debt reduction plan involving selling properties and repurchasing or paying down our debt; (xviii) whether we will be able to originate sufficient bridge loans; (xix) changes in the expected yield of our investments; (xx) changes in financial markets and interest rates, or to the business or financial condition of RAIT or its business; (xxi) whether RAIT will generate any CMBS gain on sale profits; (xxii) whether our management changes will be successfully implemented; (xxiii) whether RAIT will be able to aggregate sufficient loans or whether market conditions will permit RAIT to complete future securitizations of floating rate loans, including RAIT’s currently contemplated eighth floating-rate loan securitization; (xxiv) whether and when RAIT will be able to recognize a gain, which will offset the previously reported non-cash loss on deconsolidation of its industrial real estate portfolio; (xxv) whether RAIT will have any legal obligations on the non-recourse debt on its industrial real estate portfolio;; (xxvi) increases to RAIT’s leverage or decreases in total common equity resulting from such determinations or revaluation; (xxvii) the availability of financing and capital, including through the capital and securitization markets; (xxviii) whether the credit quality of RAIT’s post-financial crisis loans and financing structures will continue to perform as expected;  (xxix) whether RAIT will need to recognize further non-cash asset and/or goodwill impairment charges in future quarters and the effect of such charges, including with respect to RAIT’s compliance with the financial covenants set forth in its debt instruments; (xxx) whether RAIT will be able to recognize a gain upon the redemption of the Warrants and SARs and, if so, the amount thereof; (xxxi) whether any expressions of interest received by RAIT or discussions RAIT has engaged in relating to RAIT’s strategic and financial alternatives will result in any transaction or the timing or nature of any such transaction; and (xxxii) other factors described in RAIT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC. If RAIT’s common shares ultimately were to be suspended from trading on, and delisted from, the NYSE for any reason, it could have material adverse consequences on RAIT including, among others: triggering the right of holders of our secured notes and convertible notes to require us to repurchase their notes, satisfying one condition which, if all other relevant conditions were satisfied, would trigger an increased dividend rate on RAIT’s series C preferred shares, possibly triggering non-compliance with covenants applicable to RAIT’s series D preferred shares and would likely result in the delisting of our preferred shares and senior notes currently listed on the NYSE. Delisting of RAIT’s common shares could also negatively affect RAIT’s ability to implement any new strategic and financial alternatives or continue its previously announced transition to a more focused, cost-efficient and lower leverage business, lower demand and market price for RAIT’s common shares, reduce interest in RAIT from investors, analysts and other market participants and/or adversely affect RAIT’s ability to raise additional capital, complete future securitizations of floating rate loans and attract and retain employees by means of equity compensation.  RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com

FINANCIAL HIGHLIGHTS

($'s in 000's)	For the Three Months Ended
	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
OPERATING DATA:
Lending:
Investments in loans	$1,260,346		$1,267,705		$1,315,539		$1,292,639		$1,373,615
Gross loan production	$100,585		$154,675		$120,040		$67,540		$25,550
Weighted average interest rate of loan production (a)	5.4%		5.7%		5.6%		5.6%		5.7%
CMBS income	$25		$5		$16		$20		$305
CMBS loans sold	$-		$-		$-		$-		$13,800
Average CMBS Gain on Sale (points)	-		-		-		-		2.2

Real estate portfolio:
Gross real estate investments	$399,674		$470,249		$694,230		$854,646		$965,362
Property dispositions	$63,260		$73,153		$138,326		$146,068		$125,900
Property income	$15,012		$16,946		$20,065		$23,501		$29,614
Operating expenses	$8,313		$9,509		$10,634		$13,084		$14,635
Net operating income	$6,699		$7,437		$9,431		$10,417		$14,979
NOI margin	44.6%		43.9%		47.0%		44.3%		50.6%

EARNINGS & DIVIDENDS:
Earnings (loss) per share from continuing operations - diluted	$(0.26)		$(1.38)		$(0.33)		$(0.37)		$(0.02)
Earnings (loss) per share from discontinued operations - diluted	$-		$-		$-		$0.54		$0.02
Earnings (loss) per share -- diluted	$(0.26)		$(1.38)		$(0.33)		$0.17		$-
FFO per share	$(0.18)		$(0.54)		$(0.30)		$0.05		$0.12
CAD per share (b)	$(0.01)		$(0.04)		$0.06		$0.07		$0.12
Dividends per share	$-		$0.05		$0.09		$0.09		$0.09
CAD payout ratio	0.0%		-125.0%		150.0%		128.6%		75.0%

RECOURSE DEBT REDUCTIONS:
Reductions of recourse debt, excluding warehouse facilities	$10,160		$14,500		$32,000		$2,000		$2,000

CAPITALIZATION AND COVERAGE RATIOS:
Recourse/Non-Recourse Debt:
Recourse	$410,042		$328,858		$439,733		$365,921		$509,938
Non-Recourse	976,996		1,218,329		1,142,815		1,361,246		1,441,510
Total Recourse/Non-Recourse debt	1,387,038		1,547,187		1,582,548		1,727,167		1,951,448
Preferred shares (par)	311,487		311,487		321,544		321,544		333,144
Common shares (market capitalization)	67,924		203,902		296,669		310,113		311,550
Noncontrolling interests, at carrying value (c)	3,880		3,880		5,506		5,386		5,386
Total capitalization	$1,770,329		$2,066,456		$2,206,267		$2,364,210		$2,601,528

Total Liabilities/Total Gross Assets	84.4%		84.3%		76.3%		76.2%		74.9%
Total Liabilities + Preferred/Total Gross Assets	100.8%		99.2%		90.0%		88.8%		83.0%

Interest Coverage (d)	1.20	x	0.96	x	1.34	x	1.40	x	1.85	x
Interest + Preferred Coverage (e)	0.85	x	0.68	x	0.94	x	1.00	x	1.46	x

OTHER KEY BENCHMARKS:
Total Assets Under Management (AUM)	$2,929,378		$3,170,495		$3,390,885		$3,575,224		$5,128,101
Total Gross Assets	$1,902,295		$2,081,631		$2,347,452		$2,556,302		$4,118,215
(a)	At the time of loan origination.
(b)

For the three months ended June 30, 2017, CAD includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  CAD would have been $0.00 per share without the effect of this non-cash write-off.

(c)	Excludes noncontrolling interests associated with discontinued operations.
(d)

For the three months ended June 30, 2017, Interest Coverage includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Interest Coverage would have been 1.19x without the effect of this non-cash write-off.

(e)

For the three months ended June 30, 2017, Interest + Preferred Coverage includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Interest + Preferred Coverage would have been 0.84x without the effect of this non-cash write-off.

BALANCE SHEETS

CONSOLIDATED, by quarter

($'s in 000's)	As of
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Assets
Investments in loans:
Investment in loans	$1,260,346	$1,267,705	$1,315,539	$1,292,639	$1,373,615
Allowance for loan losses	(25,140)	(23,514)	(13,531)	(12,354)	(18,655)
Investments in loans, net	1,235,206	1,244,191	1,302,008	1,280,285	1,354,960
Investments in real estate:
Investments in real estate at cost	399,674	470,249	694,230	854,646	965,362
Accumulated depreciation	(30,974)	(35,359)	(114,179)	(138,214)	(156,613)
Investments in real estate, net	368,700	434,890	580,051	716,432	808,749
Cash and cash equivalents	46,019	89,317	96,432	110,531	36,019
Restricted cash	142,489	193,580	141,610	190,179	229,957
Accrued interest receivable	32,307	32,141	36,176	36,271	41,603
Other assets	34,905	36,753	49,080	53,878	81,546
Intangible assets, net	8,062	10,901	17,258	19,267	23,165
Assets of discontinued operations	-	-	-	-	1,306,532
Total assets	$1,867,688	$2,041,773	$2,222,615	$2,406,843	$3,882,531

Liabilities and Equity
Indebtedness, net	$1,427,947	$1,588,067	$1,623,133	$1,751,082	$1,975,863
Accrued interest payable	10,780	9,229	9,591	8,347	10,464
Accounts payable and accrued expenses	15,201	15,157	14,033	20,016	20,082
Derivative liabilities	-	-	-	-	1,748
Borrowers' escrows	113,996	104,197	101,805	107,183	112,255
Deferred taxes and other liabilities	38,217	37,535	43,572	60,864	56,437
Liabilities of discontinued operations	-	-	-	-	906,225
Total liabilities	1,606,141	1,754,185	1,792,134	1,947,492	3,083,074

Series D preferred stock	77,653	75,654	83,505	81,581	90,728

Equity:
Shareholders' Equity:
7.75% Series A Preferred shares	53	53	53	53	53
8.375% Series B Preferred shares	23	23	23	23	23
8.875% Series C Preferred shares	17	17	17	17	17
Common shares, $0.03 par value per share	2,791	2,793	2,781	2,769	2,766
Additional paid in capital	2,094,035	2,093,270	2,092,695	2,093,257	2,090,210
Accumulated other comprehensive income (loss)	-	-	-	-	(112)
Retained earnings (deficit)	(1,916,905)	(1,888,102)	(1,754,099)	(1,723,735)	(1,731,141)
Total shareholders' equity	180,014	208,054	341,470	372,384	361,816
Noncontrolling interests - continuing operations	3,880	3,880	5,506	5,386	5,386
Noncontrolling interests - discontinued operations	-	-	-	-	341,527
Total noncontrolling interests	3,880	3,880	5,506	5,386	346,913
Total equity	183,894	211,934	346,976	377,770	708,729
Total liabilities and equity	$1,867,688	$2,041,773	$2,222,615	$2,406,843	$3,882,531

STATEMENTS OF OPERATIONS, FFO & CAD

CONSOLIDATED – THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Net interest margin
Investment interest income	$18,115	$20,189	$50,647	$69,510
Investment interest expense	(10,236)	(8,512)	(30,555)	(26,957)
Net interest margin	7,879	11,677	20,092	42,553
Property income	15,012	29,614	52,023	89,335
Fee and other income	1,712	1,946	4,904	5,974
Total revenue	24,603	43,237	77,019	137,862

Expenses:
Interest expense	8,656	13,298	27,682	43,135
Real estate operating expenses	8,313	14,635	28,456	43,810
Property management expenses	1,908	2,226	6,772	7,239
General and administrative expenses:
Compensation expenses	3,194	4,675	10,210	12,162
Other general and administrative expenses	3,233	3,052	8,627	9,973
Total general and administrative expenses	6,427	7,727	18,837	22,135
Acquisition and integration expenses	57	197	296	376
Provision for loan losses	5,516	1,533	27,914	4,202
Depreciation and amortization expense	6,139	11,466	23,712	39,273
IRT internalization and management transition expenses	—	—	736	—
Shareholder activism expenses	155	—	2,464	—
Employee separation expenses	575	—	575	—
Total expenses	37,746	51,082	137,444	160,170
Operating Income	(13,143)	(7,845)	(60,425)	(22,308)
Other income (expense)	283	(70)	144	30
Gains (loss) on assets	30	18,194	22,795	23,811
Asset impairment	(3,121)	(18,872)	(96,354)	(26,658)
Goodwill impairment	-	—	(8,342)	—
Gain (loss) on deconsolidation of properties	(4,035)	—	(19,982)	—
Gain (loss) on debt extinguishment	(644)	(6)	944	998
Change in fair value of financial instruments	4,753	(1,375)	6,693	(7,055)
Income (loss) before taxes	(15,877)	(9,974)	(154,527)	(31,182)
Income tax benefit (provision)	34	15,302	261	18,051
Income from continuing operations	(15,843)	5,328	(154,266)	(13,131)
Discontinued operations:
Income (loss) from discontinued operations	—	4,112	—	38,473
Net income (loss)	(15,843)	9,440	(154,266)	25,342
Income allocated to preferred shares	(8,387)	(8,715)	(25,730)	(25,850)
(Income) loss allocated to noncontrolling interests	-	(729)	(76)	(24,920)
Net income (loss) available to common shares	$(24,230)	$(4)	$(180,072)	$(25,428)

Amount attributable to common shares:
Net income (loss) available to common shares from continuing operations	$(24,230)	$(2,048)	$(180,072)	$(35,526)
Net income (loss) available to common shares from discontinued operations	-	2,044	—	10,098
Net income (loss) available to common shares	$(24,230)	$(4)	$(180,072)	$(25,428)

EPS - BASIC:
Earnings (loss) per share from continuing operations	$(0.26)	$(0.02)	$(1.97)	$(0.39)
Earnings (loss) per share from discontinued operations	—	0.02	—	0.11
Earnings per share - BASIC	$(0.26)	$-	$(1.97)	$(0.28)

EPS - DILUTED:
Earnings (loss) per share from continuing operations	$(0.26)	$(0.02)	$(1.97)	$(0.39)
Earnings (loss) per share from discontinued operations	—	0.02	—	0.11
Earnings per share - DILUTED	$(0.26)	$-	$(1.97)	$(0.28)
Weighted-average shares outstanding - Basic	91,559,636	91,201,784	91,438,884	91,137,041
Weighted-average shares outstanding - Diluted	91,559,636	91,201,784	91,438,884	91,137,041

FUNDS FROM OPERATIONS (FFO):
Net Income (loss) available to common shares	$(24,230)	$(4)	$(180,072)	$(25,428)
Add-Back (Deduct):
Depreciation	4,657	8,884	17,171	28,539
(Gains) Losses on the sale of real estate	(30)	(18,194)	(22,795)	(24,301)
Asset impairment	3,121	18,872	91,989	26,658
Adjustments related to discontinued operations	—	1,195	—	(1,322)
FFO	$(16,482)	$10,753	$(93,707)	$4,146
FFO per share--basic	$(0.18)	$0.12	$(1.02)	$0.05
Weighted-average shares outstanding	91,559,636	91,201,784	91,438,884	91,137,041

CASH AVAILABLE FOR DISTRIBUTION (CAD):
Net Income (loss) available to common shares	$(24,230)	$(4)	$(180,072)	$(25,428)
Add-Back (Deduct):
Depreciation and amortization expense	6,139	11,466	23,712	39,273
Change in fair value of financial instruments	(4,753)	1,375	(6,693)	7,055
(Gains) losses on assets	(30)	(18,194)	(22,795)	(23,811)
(Gains) losses on deconsolidation of properties	4,035	—	19,982	—
(Gains) losses on debt extinguishment	644	6	(944)	(998)
Deferred income tax (benefit) provision	—	(15,249)	22	(18,090)
Straight-line rental adjustments	(463)	(622)	(286)	(1,182)
Equity based compensation	779	819	1,833	2,841
Acquisition and integration expenses	57	197	296	376
Origination fees and other deferred items	6,490	8,536	26,654	21,377
Provision for loan losses	5,516	1,533	27,914	4,202
IRT internalization and management transition expenses	—	—	736	—
Asset impairment	3,121	18,872	96,354	26,658
Goodwill impairment	—	—	8,342	—
Shareholder activism expenses	155	—	2,464	—
Employee separation expenses	575	—	575	—
Net expenses associated with deconsolidated properties	689	—	2,037	—
Discontinued operations and noncontrolling interest effect of certain adjustments	—	1,885	—	1,762
CAD (a)	$(1,276)	$10,619	$131	$34,035
CAD per share (a)	$(0.01)	$0.12	$0.00	$0.37
Weighted-average shares outstanding	91,559,636	91,201,784	91,438,884	91,137,041

(a)

For the nine months ended September 30, 2017, CAD includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the second quarter.  For the nine months ended September 30, 2017, CAD would have been $3,767 or $0.04 per share, without the effect of this non-cash write-off.

STATEMENT OF OPERATIONS, FFO & CAD

CONSOLIDATED – by quarter

($'s in 000's, except per share amounts)	For the Three Months Ended
	September 30, 2017	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
Revenue:
Net interest margin
Investment interest income	$18,115	$14,882		$17,650		$19,693		$20,189
Investment interest expense	(10,236)	(10,546)		(9,773)		(8,849)		(8,512)
Net interest margin	7,879	4,336		7,877		10,844		11,677
Property income	15,012	16,946		20,065		23,501		29,614
Fee and other income	1,712	1,531		1,661		1,400		1,946
Total revenue	24,603	22,813		29,603		35,745		43,237
Expenses:
Interest expense	8,656	8,883		10,143		11,914		13,298
Real estate operating expenses	8,313	9,509		10,634		13,084		14,635
Property management expenses	1,908	2,651		2,213		2,240		2,226
General and administrative expenses:
Compensation expenses	3,194	3,529		3,487		6,275		4,675
General and administrative expenses	3,233	2,689		2,705		3,300		3,052
Total general and administrative expenses	6,427	6,218		6,192		9,575		7,727
Acquisition and integration expenses	57	67		172		248		197
Provision for loan losses	5,516	20,863		1,535		3,848		1,533
Depreciation and amortization expense	6,139	7,819		9,754		12,031		11,466
IRT internalization and management transition expenses	-	-		736		6,271		—
Shareholder activism expense	155	1,615		694		—		—
Employee separation expenses	575	—		—		—		—
Total expenses	37,746	57,625		42,073		59,211		51,082
Operating Income	(13,143)	(34,812)		(12,470)		(23,466)		(7,845)
Other income (expense)	283	(153)		14		(457)		(70)
Gains (losses) on assets	30	10,759		12,006		29,461		18,194
Asset impairment	(3,121)	(85,809)		(7,424)		(11,127)		(18,872)
Goodwill impairment	—	(8,342)		—		—		—
Gains (losses) on deconsolidation of properties	(4,035)	—		(15,947)		—		—
Gains (losses) on debt extinguishment	(644)	(1,598)		3,186		333		(6)
Change in fair value of financial instruments	4,753	3,093		(1,153)		1,109		(1,375)
Income (loss) before taxes	(15,877)	(116,862)		(21,788)		(4,147)		(9,974)
Income tax benefit (provision)	34	(22)		249		(20,601)		15,302
Income (loss) from continuing operations	(15,843)	(116,884)		(21,539)		(24,748)		5,328
Discontinued operations:
Income (loss) from discontinued operations	—	—		—		1,671		4,112
Gain (loss) on disposal of discontinued operations	—	—		—		47,808		—
Net income (loss)	(15,843)	(116,884)		(21,539)		24,731		9,440
Income allocated to preferred shares	(8,387)	(8,817)		(8,526)		(9,310)		(8,715)
(Income) loss allocated to noncontrolling interests	-	(56)		(20)		187		(729)
Net income (loss) available to common shares	$(24,230)	$(125,757)		$(30,085)		$15,608		$(4)

Amount attributable to common shares:
Net income (loss) available to common shares from continuing operations	$(24,230)	$(125,757)		$(30,085)		$(34,078)		$(2,048)
Net income (loss) available to common shares from discontinued operations	—	-		-		49,686		2,044
Net income (loss) available to common shares	$(24,230)	$(125,757)		$(30,085)		$15,608		$(4)

EPS - Basic:
Earnings (loss) per share from continuing operations	$(0.26)	$(1.38)		$(0.33)		$(0.37)		$(0.02)
Earnings (loss) per share from discontinued operations	—	-		-		0.54		0.02
Earnings Per Share - Basic	$(0.26)	$(1.38)		$(0.33)		$0.17		$-

EPS - Diluted:
Earnings (loss) per share from continuing operations	$(0.26)	$(1.38)		$(0.33)		$(0.37)		$(0.02)
Earnings (loss) per share from discontinued operations	—	-		-		0.54		0.02
Earnings Per Share - Diluted	$(0.26)	$(1.38)		$(0.33)		$0.17		$-

Weighted-average shares outstanding - Basic	91,559,636	91,453,415		91,300,812		91,203,955		91,201,784
Weighted-average shares outstanding - Diluted	91,559,636	91,453,415		91,300,812		91,971,817		91,201,784

Funds From Operations (FFO):
Net Income (loss) available to common shares	$(24,230)	$(125,757)		$(30,085)		$15,608		$(4)
Add-Back (Deduct):
Depreciation	4,657	5,630		6,884		7,031		8,884
(Gains) Losses on the sale of real estate	(30)	(10,759)		(12,006)		(29,461)		(18,194)
Asset impairment	3,121	81,445		7,424		11,127		18,872
Adjustments related to discontinued operations	—	—		—		65		1,195
FFO	$(16,482)	$(49,441)		$(27,783)		$4,370		$10,753
FFO per share	$(0.18)	$(0.54)		$(0.30)		$0.05		$0.12
Weighted average shares	91,559,636	91,453,415		91,300,812		91,203,955		91,201,784

Cash Available for Distribution (CAD):
Net Income (loss) available to common shares	$(24,230)	$(125,757)		$(30,085)		$15,608		$(4)
Add-Back (Deduct):
Depreciation and amortization expense	6,139	7,819		9,754		12,031		11,466
Change in fair value of financial instruments	(4,753)	(3,093)		1,153		(1,109)		1,375
(Gains) losses on assets	(30)	(10,759)		(12,006)		(29,461)		(18,194)
(Gain) loss on deconsolidation of properties	4,035	—		15,947		—		—
(Gain) loss on debt extinguishment	644	1,598		(3,186)		(333)		6
Deferred income tax (benefit) provision	—	22		—		20,303		(15,249)
Straight-line rental adjustments	(463)	58		119		(187)		(622)
Equity based compensation	779	710		344		555		819
Acquisition and integration expenses	57	67		172		248		197
Origination fees and other deferred items	6,490	8,476		11,688		12,686		8,535
Provision for loan losses	5,516	20,863		1,535		3,848		1,533
IRT internalization and management transition expenses	—	-		736		6,271		—
Shareholder activism expenses	155	1,615		694		—		—
Employee separation expenses	575	—		—		—		—
Asset impairment	3,121	85,809		7,424		11,127		18,872
Goodwill impairment	-	8,342		-		-		-
Net expenses associated with deconsolidated properties	689	-		873		—		—
Discontinued operations and noncontrolling interest effect of certain adjustments	—	475		-		(45,034)		1,885
CAD (a)	$(1,276)	$(3,755)		$5,162		$6,553		$10,619
CAD per share (a)	$(0.01)	$(0.04)		$0.06		$0.07		$0.12
Weighted average shares	91,559,636	91,453,415	#	91,300,812	#	91,203,955	#	91,201,784

(a)

For the nine months ended September 30, 2017, CAD includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the second quarter.  For the nine months ended September 30, 2017, CAD would have been $3,767 or $0.04 per share, without the effect of this non-cash write-off.

FEE AND OTHER INCOME

TRAILING 5 QUARTERS

($'s in 000's)	Three Months Ended					Nine Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016

CMBS income (a)	$25	$5	$16	$20	$305	$46	$216
Property management & leasing fees	1,341	1,269	1,514	1,162	1,490	4,124	5,071
Property reimbursement income	7	8	8	79	22	23	67
Other income	339	249	123	139	129	711	620
Fee and other income, as reported	1,712	1,531	1,661	1,400	1,946	4,904	5,974
Fee and other income, discontinued operations	-	-	-	3,424	661	-	2,260

Add: Items eliminated in consolidation:
IRT Property management fees (b)	-	-	-	66	1,219	-	3,710
IRT advisory fees (b)	-	-	-	93	1,933	-	5,491
Total fee and other income	$1,712	$1,531	$1,661	$4,983	$5,759	$4,904	$17,435

(a)

Represent fees paid by IRT to RAIT affiliates for services rendered through the date IRT was consolidated by RAIT.  IRT was deconsolidated on October 5, 2016.  Fees earned from IRT from October 5, 2016 through December 31, 2016 are included in fee and other income, discontinued operations.  Excludes property management fees from RAIT owned properties.

(b)

Represent fees paid by IRT to RAIT affiliates for services rendered.  Fees are eliminated in the consolidation of IRT.  As of March 31, 2017, RAIT owns 0.0% of the outstanding common shares of IRT.  Excludes property management fees from RAIT owned properties.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND COVERAGE RATIOS

($'s in 000's)	Three Months Ended										Nine Months Ended
	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		September 30, 2017		September 30, 2016
ADJUSTED EBITDA:
Net income (loss)	$(15,843)		$(116,884)		$(21,539)		$24,731		$9,440		$(154,266)		$25,342
Add (deduct):
Investment interest expense	10,236		10,546		9,773		8,849		8,512		30,555		28,381
Interest expense	8,656		8,883		10,143		11,914		13,298		27,682		41,711
Acquisition and integration expenses	57		67		172		248		197		296		376
Depreciation and amortization	6,139		7,819		9,754		12,031		11,466		23,712		39,273
Provision for loan losses	5,516		20,863		1,535		3,848		1,533		27,914		4,202
IRT internalization and management transition expenses	-		-		736		6,271		-		736		-
Shareholder activism expenses	155		1,615		694		-		-		2,464		-
Employee separation expenses	575		-		-		-		-		575		-
(Gains) losses on assets	(30)		(10,759)		(12,006)		(29,461)		(18,194)		(22,795)		(23,811)
(Gain) loss on deconsolidation of properties	4,035		-		15,947		-		-		19,982		-
Asset impairment	3,121		85,809		7,424		11,127		18,872		96,354		26,658
Goodwill impairment	-		8,342		-		-		-		8,342		-
(Gain) loss on debt extinguishment	644		1,598		(3,186)		(333)		6		(944)		(998)
Change in fair value of financial instruments	(4,753)		(3,093)		1,153		(1,109)		1,375		(6,693)		7,055
Income tax (benefit) provision	(34)		22		(249)		20,601		(15,302)		(261)		(18,051)
Net expenses associated with deconsolidated properties	-		475		873		-		-		1,348		-
Additions (deductions) from discontinued operations	-		-		-		(44,794)		15,983		-		22,114
Adjusted EBITDA (a)	$18,474		$15,303		$21,224		$23,923		$47,186		$55,001		$152,252

INTEREST COST:
Investment interest expense	$10,236		$10,546		$9,773		$8,849		$8,512		30,555		28,381
Interest expense	8,656		8,883		10,143		11,914		13,298		27,682		41,711
Interest expense - IRT	-		-		-		482		8,820		-		27,455
Total Interest Expense	18,892		19,429		19,916		21,245		30,630		58,237		97,547
Less: Amortization of deferred financing costs and debt discounts	(3,537)		(3,508)		(4,018)		(4,181)		(5,131)		(11,063)		(16,202)
Interest Cost	$15,355		$15,921		$15,898		$17,064		$25,499		$47,174		$81,345

PREFERRED COST:
Net income allocated to preferred shares	$8,387		$8,817		$8,526		$9,310		$8,715		25,730		17,430
Less: preferred share discount amortization	(1,998)		(2,207)		(1,923)		(2,453)		(1,867)		(6,128)		(5,333)
Preferred cost	$6,389		$6,610		$6,603		$6,857		$6,848		$19,602		$12,097

INTEREST COVERAGE (b):	1.20	x	0.96	x	1.34	x	1.40	x	1.85	x	1.17	x	1.87	x
INTEREST + PREFERRED COVERAGE (c):	0.85	x	0.68	x	0.94	x	1.00	x	1.46	x	0.82	x	1.63	x
(a)

For the three months ended June 30, 2017, Adjusted EBITDA includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Adjusted EBITDA would have been $18,939 without the effect of this non-cash write-off.  For the nine months ended September 30, 2017, Adjusted EBITDA includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Adjusted EBITDA would have been $58,637 without the effect of this non-cash write-off.

(b)

For the three months ended June 30, 2017, Interest Coverage includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Interest Coverage would have been 1.19x without the effect of this non-cash write-off.  For the nine months ended September 30, 2017, Interest Coverage includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Interest Coverage would have been 1.24x without the effect of this non-cash write-off

(c)

For the three months ended June 30, 2017, Interest + Preferred Coverage includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Interest + Preferred Coverage would have been 0.84x without the effect of this non-cash write-off.  For the nine months ended September 30, 2017, Interest + Preferred Coverage includes the non-cash effect of a $3,636 write-off of accrued interest receivable related to a loan that was determined to be impaired during the period.  Interest + Preferred Coverage would have been 0.88x without the effect of this non-cash write-off.

LOAN PORTFOLIO DATA

Loan Portfolio Data, as of September 30, 2017
($'s in 000's)
Loan Type	Unpaid Principal Balance	Weighted Average Coupon	Remaining Life, Years (weighted average)	# of Loans
Bridge loans	$1,141,365	5.5%	1.7	90
Conduit loans	16,725	4.8%	8.2	1
Mezzanine loans	65,512	10.1%	3.6	16
Preferred equity investments	40,327	8.7%	8.5	17
Total	1,263,928	5.9%	3.0	124
Unamortized discounts, fees and costs	(3,582)
Aggregate carrying amount	$1,260,346

Loan Portfolio Data Trends
($'s on 000's)
	For the Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Bridge First Mortgage loans:
Origination volume	$100,585	$154,675	$120,040	$67,540	$25,550
# of loans originated	9	12	5	6	2
Loan payoffs	$106,932	$174,147	$85,523	$106,523	$99,601
Unpaid principal balance (period end)	$1,141,365	$1,141,703	$1,169,558	$1,142,052	$1,187,277
Weighted average coupon (period end)	5.5%	6.1%	5.9%	5.8%	5.7%

Conduit First Mortgage loans (for sale):
Origination volume	$-	$-	$-	$-	$-
# of loans originated	-	-	-	-	-
Loans sold to securitization	$-	$-	$-	$-	$13,800
CMBS income	-	-	-	20	305
Securitization profit %	0%	0%	0.0%	0.0%	2.2%
Unpaid principal balance (period end)	$16,725	$16,801	$20,088	$20,181	$41,455
Weighted average coupon (period end)	4.8%	4.8%	4.8%	4.8%	4.8%

Mezzanine and Preferred Equity Investments:
Origination volume	$—	$—	$—	$—	$—
Loan payoffs	$3,019	$10,229	$4,242	$2,960	$33,635
Unpaid principal balance (period end)	105,839	112,749	128,399	132,641	146,883
Weighted average coupon (period end)	9.6%	9.5%	9.5%	9.4%	8.8%

Non-accrual loans (period end):
Bridge loans	$98,474	$104,723	$106,737	$113,509	$92,035
Mezzanine and preferred equity	37,160	17,331	9,029	7,529	17,433
Total non-accrual loans	$135,634	$122,054	$115,766	$121,038	$109,468

Credit status (period end):
Satisfactory	$1,105,120	$1,100,273	$1,156,410	$1,142,467	$1,247,647
Watchlist -- expecting full recovery	24,554	55,725	92,975	32,748	18,500
Watchlist -- with reserves	134,254	115,255	68,660	119,659	109,468
Total	$1,263,928	$1,271,253	$1,318,045	$1,294,874	$1,375,615

Loan loss reserves:
Beginning balance	$23,514	$13,531	$12,354	$18,655	$18,237
Provision	5,516	20,863	1,535	3,848	1,533
Charge-offs, net of recoveries	(3,890)	(10,880)	(358)	(10,149)	(1,115)
Ending balance	$25,140	$23,514	$13,531	$12,354	$18,655

Statistics as a % of Total Loans (period end):
Non-accrual loans	10.7%	9.6%	8.8%	9.3%	8.0%
Watchlist -- expecting full recovery	1.9%	4.4%	7.1%	2.5%	1.3%
Watchlist -- with reserves	10.6%	9.0%	5.0%	9.2%	8.0%
Loan loss reserves	2.0%	1.8%	1.0%	1.0%	1.4%

REAL ESTATE PORTFOLIO DATA

Real Estate Portfolio Summary, as of September 30, 2017
($'s in 000's)
Property Type	Gross Cost	# of Properties	Units / Square Feet / Acres	Weighted Average Occupancy	Weighted Average Rental Rate
Multifamily	$17,118	1	220	94.1%	$899	per unit, per month
Office	217,152	8	2,276,876	81.2%	$20.90	per square foot, per year
Retail	115,182	7	1,738,758	69.7%	$14.65	per square foot, per year
Industrial	14,816	2	328,044	100.0%	$1.67	per square foot, per year
Land	35,406	6	12.7
Total	399,674	24
Accumulated depreciation	(30,974)
Carrying Amount	$368,700

Real Estate Portfolio Summary, as of September 30, 2017
($'s in 000's)
Property Type	# of Properties	Units/ Square Feet/ Acres	Gross Cost	Accumulated Depreciation	Net Carrying Value	Occupancy (Period End)	Average Occupancy (a)	Rental Rate (b)

HELD FOR DISPOSITION

TOTAL MULTIFAMILY:	1	220	$17,118	$(3,860)	$13,258	95.9%	94.1%	$899

TOTAL OFFICE:	5	1,906,687	$144,246	$(2,125)	$142,121	59.3%	59.6%	$21.45

TOTAL INDUSTRIAL:	2	328,044	$14,816	$(906)	$13,910	100.0%	100.0%	$1.94

TOTAL RETAIL:	6	1,623,765	$91,044	$(5,611)	$85,433	66.1%	65.7%	$11.91

TOTAL LAND:	4	11.7	$34,792	$-	$34,792

TOTAL HELD FOR DISPOSITION	18		$302,016	$(12,502)	$289,514

HELD FOR INVESTMENT

TOTAL OFFICE:	3	370,189	$72,906	$(18,291)	$54,615	86.3%	86.9%	$20.52

TOTAL RETAIL:	1	114,993	$24,138	$(181)	$23,957	58.9%	58.9%	$25.06

TOTAL LAND:	2	1.0	$614	$—	$614

TOTAL HELD FOR INVESTMENT	6		$97,658	$(18,472)	$79,186

TOTAL REAL ESTATE OWNED			$399,674	$(30,974)	$368,700

(a)      Average occupancy represents the daily average occupancy for the three-month period ended September 30, 2017.

(b)	Multifamily rental rate data is per unit, per month. Office, Industrial and Retail are per square foot, per year.

REAL ESTATE PORTFOLIO

CHANGES IN THE PORTFOLIO – YEAR-TO-DATE SEPTEMBER 30, 2017:

	City & State	Square Feet / Units/Acres	Month Sold / Disposed / Acquired	Transaction	Value
SALES:
Office:
Executive Center	Milwaukee, WI	102,017	March	Sale	10,600
Tiffany Square	Colorado Springs, CO	184,219	March	Sale	12,175
100 East Lancaster Avenue	Downingtown, PA	37,963	April	Sale	4,575
UBS Tower	St. Paul, MN	228,882	May	Sale	14,150
Rutherford	Woodlawn, MD	85,806	September	Sale	5,700
Total Office		638,887			47,200

Multifamily:
Tuscany Bay	Orlando, FL	396	January	Sale	36,650
Oyster Point	Newport News, VA	278	March	Sale	11,500
Emerald Bay	Las Vegas, NV	337	March	Sale	23,750
South Terrace	Durham, NC	328	June	Sale	42,950
Trails at Northpoint	Jackson, MS	144	July	Sale	6,450
Total Multifamily		1,483			121,300

Retail:
South Plaza (Parcel Sale)	Nashville, TN	284,697	May	Parcel Sale	11,478
South Plaza	Nashville, TN	-	September	Sale	11,000
Total Retail		284,697			22,478

Land:
MGS Gift Shop	Daytona Beach, FL	1.0	March	Sale	300
Total Land		1.0			300

Total Sales:					$191,278

OTHER DISPOSITIONS:
Industrial
East Glendale	Sparks, NV	31,976	February	Deconsolidation	1,091
Rex Boulevard	Auburn Hills, MI	151,200	February	Deconsolidation	7,209
Adams Aircraft	Englewood, CO	48,490	March	Deconsolidation	4,557
Perry Avenue	Attleboro, MA	456,000	March	Deconsolidation	25,529
Interstate Drive	West Springfield, MA	143,025	March	Deconsolidation	4,965
South Midco	Marysville, OH	130,044	August	Deconsolidation	3,480
Fondorf Drive	Columbus, OH	151,685	August	Deconsolidation	5,076
Kirby Circle	Palm Bay, FL	231,313	September	Deconsolidation	15,773
Lake Avenue	Fort Wayne, IN	25,200	September	Deconsolidation	2,876
Moreau Court	South Bend, IN	82,396	September	Deconsolidation	5,636
Total Industrial		1,451,329			76,192

Office:
Gettysburg Pke 6930	Fort Wayne, IN	161,000	September	Deconsolidation	5,069
Gettysburg Pke 6932	Fort Wayne, IN	63,804	September	Deconsolidation	2,200
Total Ofiice		224,804			7,269

Total Other Dispositions:					$83,461

Total Sales and Other Dispositions					$274,739

ADDITIONS:
Retail:
Erieview Galleria	Cleveland, OH	93,663	March	Loan Conversion	1,636
Total Retail		93,663			1,636

Total Additions:					$1,636

Indebtedness oVERVIEW

As of SEPTEMBER 30, 2017

	As of December 31, 2016	As of September 30, 2017
($'S in 000's)	Unpaid Principal	Unpaid Principal	Unamortized Discount and Debt Issuance Costs	Carrying Amount	Rate	Maturity Date
RAIT Indebtedness:
Recourse debt
7% convertible senior notes	$871	$871	$(38)	$833	7.0%	04/2031
4% convertible senior notes	126,098	120,748	(4,438)	116,310	4.0%	10/2033	(a)
7.625% senior notes	57,287	56,324	(1,515)	54,809	7.6%	04/2024
7.125% senior notes	70,731	68,884	(1,081)	67,803	7.1%	08/2019
Senior secured notes	62,000	13,500	(922)	12,578	7.2%	10/2018-04/2019
Lending warehouse facilities
Conduit loans	-	-	(209)	(209)	-	11/2017-07/2018
Floating rate loans	26,421	123,919	(355)	123,564	3.4%	12/2017-07/2018	(b)
Total	26,421	123,919	(564)	123,355	3.4%
Junior subordinated notes, at fair value	18,671	18,671	(9,417)	9,254	5.3%	03/2035
Junior subordinated notes, at amortized cost	25,100	25,100	-	25,100	3.8%	04/2037
Total Recourse Debt	387,179	428,017	(17,975)	410,042	5.0%
Non-Recourse debt
Securitization notes payable:
CRE CDO I	376,089	283,384	(3,130)	280,254	1.7%	11/2046
CRE CDO II	166,227	53,470	(1,710)	51,760	2.6%	06/2045
FL3	57,942	-	-	-	0.0%	-
FL4	107,998	-	-	-	0.0%	-
FL5	265,304	156,656	(424)	156,232	4.7%	01/2031
FL6	216,677	120,248	(1,654)	118,594	3.7%	11/2031
FL7	-	276,881	(3,812)	273,069	2.7%	06/2037
Total securitization notes payable	1,190,237	890,639	(10,730)	879,909	2.9%
Loans payable on real estate	186,237	97,492	(405)	97,087	0.0%	06/2016-12/2021	(c)
Total Non-recourse debt	1,376,474	988,131	(11,135)	976,996	2.6%
Other Indebtedness	24,321	40,830	79	40,909	-	-
Total RAIT Indebtedness	$1,787,974	$1,456,978	$(29,031)	$1,427,947	0.0%
Recourse               Non-recourse

(a)	Includes the $120,748 of 4% convertible senior notes that may be put in October 2018.
(b)	All current borrowings on warehouse facilities mature in 2018.
(c)	One loan payable on real estate had a maturity date of June 2016. This loan is in the process of being resolved with the lender.

DEFINITIONS

Adjusted EBITDA

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, is a non-GAAP financial measure.  We calculate Adjusted EBITDA as Net Income, before the effects of investment interest expense, interest expense, acquisition and integration expenses, depreciation and amortization, provision for loan losses (gains) losses on assets, asset impairments, (gains) losses on debt extinguishments, change in fair value of financial instruments, and income tax (benefit) provision as well as similar items and other non-recurring items such as (gains) losses on acquisitions related to discontinued operations.  We believe Adjusted EBITDA provides useful information to investors to ascertain our interest coverage and interest plus preferred dividends coverage ratios.

Assets Under Management

Assets under management, or AUM, is an operating measure representing the total assets that we own or are managing for third parties. While not all AUM generates fee income, it is an important operating measure to gauge our asset growth, volume of originations, size and scale of our operations and our performance. AUM includes our total investment portfolio, assets associated with unconsolidated securitizations for which we derive asset management fees and real estate properties we manage on behalf of third parties.

Cash Available for Distribution

Cash available for distribution, or CAD, is a non-GAAP financial measure. We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability and our board of trustees considers CAD in determining our quarterly cash distributions. We also believe that CAD is useful because it adjusts for a variety of noncash items (such as depreciation and amortization, equity-based compensation, provision for loan losses and non-cash interest income and expense items). In addition, the compensation committee of our board of trustees used CAD as a metric in establishing quantitative performance based awards for certain of our executive officers beginning in 2015.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common shareholders the following items: depreciation and amortization items including depreciation and amortization expense, straight-line rental income or expense, amortization of deferred financing costs, and amortization of discounts on financings; origination fees; equity-based compensation; changes in the fair value of our financial instruments; realized gains (losses) on assets; provision for loan losses; asset impairments; acquisition gains or losses and transaction costs; deferred income tax benefit (provision); certain fee income eliminated in consolidation that is attributable to third parties; and one-time events pursuant to changes in U.S. GAAP and certain other non-routine items.

CAD should not be considered as an alternative to net income (loss) or cash generated from operating activities, determined in accordance with U.S. GAAP, as an indicator of operating performance. For example, CAD does not adjust for the accrual of income and expenses that may not be received or paid in cash during the associated periods. Please refer to our consolidated financial statements prepared in accordance with U.S. GAAP in our most recent report on Form 10-K or Form 10-Q filed with the Securities and Exchange Commission. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

Funds from Operations

We believe that funds from operations, or FFO, which is a non-GAAP financial measure, is an additional appropriate measure of the operating performance of a REIT. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation expense, gains or losses on sales of real estate, asset impairment and the cumulative effect of changes in accounting principles. Our management utilizes FFO as a measure of our operating performance. FFO is not an equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Gross Real Estate Investments

Gross real estate investments equal investments in real estate, net plus accumulated depreciation as it appears on the consolidated balance sheet.  The following table provides a reconciliation of investments in real estate, net to total gross real estate investments.

	As of
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Investments in real estate, net	$368,700	$434,890	$580,051	$716,432	$808,749
Plus: Accumulated depreciation	30,974	35,359	114,179	138,214	156,613
Gross real estate investments	$399,674	$470,249	$694,230	$854,646	$965,362

Interest Coverage

Interest coverage is computed as Adjusted EBITDA divided by interest costs (excluding amortization of deferred financing costs and debt discounts)

Interest + Preferred Coverage

Interest + Preferred coverage is computed as Adjusted EBITDA divided by the sum of interest costs (excluding amortization of deferred financing costs and debt discounts) and preferred costs (excluding amortization of preferred share discounts).

Net Operating Income

Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of the operating performance of its real estate portfolio. NOI is defined as total property revenue less total property operating expenses, excluding depreciation and amortization and interest expense. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our real estate portfolio performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental rates and property operating expenses. A reconciliation of our net operating income to net income is as follows for each of the periods presented below:

($'s in 000's)	For the Three Months Ended					For the Nine Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
Net operating income	$6,699	$7,437	$9,431	$10,417	$14,979	$23,567	$45,525
Net interest margin	7,879	4,336	7,877	10,844	11,677	20,092	42,553
Fee and other income	1,712	1,531	1,661	1,400	1,946	4,904	5,974
Interest expense	(8,656)	(8,883)	(10,143)	(11,914)	(13,298)	(27,682)	(43,135)
Compensation expenses	(3,194)	(3,529)	(3,487)	(6,275)	(4,675)	(10,210)	(12,162)
General and administrative expenses	(3,233)	(2,689)	(2,705)	(3,300)	(3,052)	(8,627)	(9,973)
Property management expenses	(1,908)	(2,651)	(2,213)	(2,240)	(2,226)	(6,772)	(7,239)
Acquisition and integration expenses	(57)	(67)	(172)	(248)	(197)	(296)	(376)
Provision for loan losses	(5,516)	(20,863)	(1,535)	(3,848)	(1,533)	(27,914)	(4,202)
Depreciation and amortization expense	(6,139)	(7,819)	(9,754)	(12,031)	(11,466)	(23,712)	(39,273)
IRT internalization and management transition expenses	-	-	(736)	(6,271)	-	(736)	-
Shareholder activism expenses	(155)	(1,615)	(694)	-	-	(2,464)	-
Employee separation expenses	(575)	-	-	-	-	(575)	-
Other income (expense)	283	(153)	14	(457)	(70)	144	30
Gains (loss) on assets	30	10,759	12,006	29,461	18,194	22,795	23,811
Gain (loss) on deconsolidation of properties	(4,035)	-	(15,947)	-	-	(19,982)	-
Asset impairment	(3,121)	(85,809)	(7,424)	(11,127)	(18,872)	(96,354)	(26,658)
Goodwill impairment	-	(8,342)	-	-	-	(8,342)	-
Gain (loss) on debt extinguishment	(644)	(1,598)	3,186	333	(6)	944	998
Change in fair value of financial instruments	4,753	3,093	(1,153)	1,109	(1,375)	6,693	(7,055)
Income tax benefit (provision)	34	(22)	249	(20,601)	15,302	261	18,051
Income from discontinued operations	-	-	-	1,671	4,112	-	38,473
Gain (loss) on disposal of discontinued operations	-	-	-	47,808	-	-	-
Net income (loss)	$(15,843)	$(116,884)	$(21,539)	$24,731	$9,440	$(154,266)	$25,342

Total Gross Assets

Total gross assets equals total assets plus accumulated depreciation as these captions are reported on the consolidated balance sheet.  The following table provides a reconciliation of total assets to total gross assets.

	As of
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Total assets	$1,867,688	$2,041,773	$2,222,615	$2,406,843	$3,882,531
Plus: Accumulated depreciation (a)	30,974	35,359	114,179	138,214	209,437
Plus: Accumulated amortization (b) (c)	3,633	4,499	10,658	11,245	26,247
Total gross assets	$1,902,295	$2,081,631	$2,347,452	$2,556,302	$4,118,215

(a)	Includes accumulated depreciation from discontinued operations.
(b)	Includes accumulated amortization from discontinued operations.
(c)	Represents accumulated amortization of real estate-related intangible assets and liabilities.